Exhibit 99.1 PRESS RELEASE www.corescientific.com
Core Scientific Announces October Updates
•    Operating approximately 243,000 owned and colocated ASIC servers
•    Produced 1,295 self-mined bitcoins

AUSTIN, Texas, November 7, 2022 – Core Scientific, Inc. (NASDAQ: CORZ) ("Core Scientific" or “the Company”), a leader in high-performance blockchain computing data centers and software solutions, today announced production and operational updates for October 2022.
Data Centers
As of month-end, the Company operated approximately 243,000 ASIC servers for both colocation and self-mining, representing a total of 24.4 EH/s. The Company’s Georgia, Kentucky, North Carolina, and North Dakota data center facilities continue to operate at capacity. The Company has completed 287 MW of its data center build out in Texas.
Self-Mining
Core Scientific’s self-mining operations produced 1,295 bitcoins in October. As of October month end, the Company operates approximately 143,000 self-mining servers accounting for approximately 59% of the Company’s total fleet and representing a self-mining hashrate of 14.4 EH/s.
Colocation Services
In addition to its self-mining fleet, as of October 31, 2022, Core Scientific provided data center colocation services, technology and operating support for approximately 100,000 customer-owned ASIC servers. As of October month end, colocation services accounted for approximately 41% of the Company’s total fleet.
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Core Scientific, Inc. September Update - 2

Bitcoin Sales and Liquidity
During the month of October, the Company sold 2,285 bitcoins at an average price of $19,639 per bitcoin for total proceeds of approximately $44.8 million. As of October 31, 2022, the Company held 62 bitcoins and approximately $32 million in cash.
Grid Support
In the month of October, the Company powered down its Texas and other data center operations on several occasions. Curtailments in October totaled 5,125 megawatt hours. Core Scientific works with the communities and utility companies in which it operates to enhance electrical grid stability.

ABOUT CORE SCIENTIFIC
Core Scientific is one of the largest publicly traded blockchain computing data center providers and miners of digital assets in North America. Core Scientific has operated blockchain computing data centers in North America since 2017, using its facilities and intellectual property portfolio for colocated digital asset mining and self-mining. Core Scientific operates data centers in Georgia, Kentucky, North Carolina, North Dakota and Texas, and expects to commence operations in Oklahoma in the next few quarters. Core Scientific’s proprietary Minder® fleet management software combines the Company’s colocation expertise with data analytics to deliver maximum uptime, alerting, monitoring and management of all miners in the Company’s network. To learn more, visit http://www.corescientific.com.

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Core Scientific, Inc. September Update - 3
FORWARD LOOKING STATEMENTS AND EXPLANATORY NOTES
This press release includes “forward-looking statements'' within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, those related to the Company’s ability to scale and grow its business, meet its 2022 operating plan, source clean and renewable energy, the advantages and expected growth of the Company, future estimates of revenue, net income, adjusted EBITDA, total debt, free cash flow, liquidity and future financing availability, future estimates of computing capacity and operating capacity, future demand for colocation capacity, future estimate of hashrate (including mix of self-mining and colocation) and operating gigawatts, future projects in construction or negotiation and future expectations of operation location, orders for miners and critical infrastructure, future estimates of self-mining capacity, the public float of the Company’s shares, future infrastructure additions and their operational capacity, and operating capacity and site features of the Company’s operations and planned operations in Texas and Oklahoma. These statements are provided for illustrative purposes only and are based on various assumptions, whether or not identified in this press release, and on the current expectations of the Company’s management. These forward-looking statements are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including those identified in the Company’s reports filed with the U.S.
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Core Scientific, Inc. September Update - 4
Securities & Exchange Commission, and if any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Accordingly, undue reliance should not be placed upon the forward-looking statements.
Month over month comparisons are based on the combined results of Core Scientific and its acquired entities and are unaudited.
Core Scientific provides this and any future similar unaudited updates to provide shareholders with visibility into the Company’s results and progress toward previously announced capacity and operational projections.
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CONTACTS

Investors:
Steven Gitlin
ir@corescientific.com

Media:
press@corescientific.com
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